                                                                    EXHIBIT 10.1


                             CROSS-LICENSE AGREEMENT

         This Agreement is made by and between ADOBE SYSTEMS INCORPORATED, a Delaware corporation having a principal place of business at 345 Park Avenue, San Jose, California 95110-2704 ("Adobe"), and INFODATA SYSTEMS INC., a Virginia corporation having a principal place of business at 12150 Monument Drive, Suite 400, Fairfax, Virginia 22033 ("Infodata"), effective as of December 3, 1997 (the "Effective Date").

                                    RECITALS

         A. Adobe owns certain computer programs which are useful in producing, viewing and transmitting documents in heterogeneous computing environments, known collectively as the Adobe Acrobat(R) software products ("Acrobat").

         B. Infodata owns all right, title and interest to the Win 32 Re:mark(R)
2.04 software and related Documentation (the "Re:mark Software"). Infodata is currently performing development work to modify the Re:mark Software in order to provide annotation functionality for Adobe's Acrobat product and to incorporate the modified software (the "Modified Re:mark Software") into Acrobat for this purpose. Infodata is performing the development work pursuant to a separate Consulting Agreement between Adobe and Infodata (the "Consulting Agreement"), a copy of which is attached as EXHIBIT A.

         C. Adobe wishes to acquire, and Infodata wishes to grant to Adobe, an exclusive license to that portion of the Modified Re:mark Software known as the "Residual Re:mark Software," and a non-exclusive license to the remainder of the Modified Re:mark Software, which software is further described in EXHIBIT B ("Description of Modified Re:mark Software"). Adobe also wishes to acquire, and Infodata wishes to grant to Adobe, an option to purchase in the future all right, title and interest in the Residual Re:mark Source Code.

         D. Adobe owns all right, title and interest in the Adobe Acrobat Media Editor and Browser software (the "Aesop Software").

         E. Infodata wishes to acquire, and Adobe wishes to grant to Infodata, a non-exclusive license to the Aesop Software.

         F. The purposes of this Agreement are for Infodata to license the Modified Re:mark Software to Adobe; to provide Adobe with an option to purchase the Residual Re:mark Software portion of such software; to set forth certain marketing arrangements between the parties with respect to the license of the Modified Re:mark Software; and for Adobe to license the Aesop Software to Infodata.

         The parties therefore agree as follows:

                                    AGREEMENT


1.       DEFINITIONS


         1.1 "AESOP SOFTWARE" shall mean the Adobe Acrobat Media Editor and Browser software program and Documentation delivered by Adobe to Infodata pursuant the license set forth in Section 3.6 hereof.


         1.2 "COMMENCEMENT DATE" shall mean the date upon which delivery and acceptance by Adobe of the Release Candidate of the Modified Re:mark Software has been completed in accordance with the Consulting Agreement.

         1.3 "COMMON SHARED LIBRARY" shall mean that portion of the Re:mark Software consisting of a common shared library pertaining to functionalities other than annotation, in both Object Code and Source Code form. Approximately fifteen percent (15%) of the Re:mark Software consists of the Common Shared Library.

         1.4 "DOCUMENTATION" shall mean all technical documentation for a software product in licensor's possession, including flowcharts, program procedures and descriptions (including descriptions of the Source Code and build procedures for the Object Code), procedures for maintenance and modification, testing data and similar written material relating to the design, structure and implementation of the software product.

         1.5 "END USER" shall mean a third party who purchases a product or component for its ordinary business purposes, but not for redistribution or resale.

         1.6 "EXCLUSIVE PERIOD" shall mean that period of time beginning on the Commencement Date and ending on the third anniversary of the Commencement Date.

         1.7 "GRAMMAR CALLS" shall mean that portion of the Re:mark Software that consists of a collection of VFC grammar calls for annotation and publishing, in both Object Code and Source Code form.

         1.8 "INITIAL INFODATA AESOP PRODUCT" shall have the meaning set forth in PARAGRAPH 3.6.4.

         1.9 "INTELLECTUAL PROPERTY RIGHTS" shall mean all intellectual property rights worldwide arising under statutory law, common law or by contract and whether or not perfected, including without limitation, all (i) patents, patent applications, and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the production of trade secrets and confidential information; (iv) any rights analogous to these set forth in this PARAGRAPH 1.9 and any other proprietary rights relating to intellectual property; and (v) divisions, continuations, renewals, reissues and extension of the foregoing (as and to the extent applicable) now existing, hereafter filed, used or acquired.

         1.10 "LICENSE FEE" shall have the meaning set forth in PARAGRAPH 7.1.

         1.11 "LICENSED SOFTWARE" shall mean software to which a party obtains license rights pursuant to this Agreement; that is, with respect to the licenses granted by Infodata to Adobe herein, the Modified Re:mark Software; and with respect to the licenses granted by Adobe to Infodata herein, the Aesop Software.

         1.12 "MODIFIED RE:MARK SOFTWARE" shall mean the Re:mark Software as modified by Infodata to meet Adobe's specifications for incorporation into Adobe's Acrobat software products, in accordance with the Consulting Agreement. The Modified Re:mark Software licensed hereunder consists of the following components of the Re:mark Software, as modified pursuant to the Consulting
Agreement: (i) the Common Shared Library, (ii) the Grammar Calls, and (iii) the Residual Re:mark Software.

         1.13 "NET REVENUE" shall mean the gross amount of all cash, in kind or other consideration received by Infodata at any time in consideration of the licensing or other distribution of the Aesop Software or VFC, as the case may be, excluding any amounts received by Infodata for sales and use taxes, shipping, insurance, duties, credits, and returns.

         1.14 "OBJECT CODE" shall mean the machine executable object code form of a software program.

         1.15 "OPTION EXERCISE PERIOD" shall have the meaning set in forth in PARAGRAPH 5.

         1.16 "PDF" shall mean Adobe Portable Document Format.

         1.17 "RELEASE CANDIDATE" shall mean that version of the Modified Re:mark Software for which the following are true, as further described in the Consulting Agreement: (i) the alpha version and the beta version of the product have already been delivered and accepted; (ii) the alpha version and the beta version have been tested and substantially all of the bugs have been fixed so that the software performs at a level consistent with recently released products from Adobe; (iii) the product has been successfully tested for viruses; and (iv) all media, including floppy disks, if applicable, are completed.

         1.18 "RE:MARK SOFTWARE" shall mean the Win 32 Re:mark 2.04 software and related Documentation.

         1.19 "RESIDUAL RE:MARK SOFTWARE" shall mean all portions of the Modified Re:mark Software other than the Common Shared Library and the Grammar Calls, in both Object Code and Source Code form.

         1.20 "SOURCE CODE" shall mean the human readable, source code version of a software program and the build environment required to compile the Source Code of the software program into the Object Code version thereof.

         1.21 "VFC" shall mean the commercially available product developed and marketed by Infodata under the name VFC (which stands for "Virtual File Cabinet") that allows End Users to create, store, organize and publish information using Web technology. VFC consists of the VFC Document Web Server, the foundation layer of VFC; Bridging Technology, enablers for scalable server communications; and client-based Extensions, which add functionality to the VFC Document Server.

         1.22 "WARRANTY PERIOD" shall have the meaning set in forth in PARAGRAPH 9.5.

2.       SOFTWARE DEVELOPMENT, DELIVERY AND ACCEPTANCE PROCESS.

         2.1 SOFTWARE DEVELOPMENT AND ACCEPTANCE PROCESS. The software development to be performed by Infodata for Adobe, including the specifications and acceptance process therefor, shall be performed in accordance with the Consulting Agreement.

         2.2 DELIVERY. Following acceptance by Adobe of the Release Candidate in accordance with the Consulting Agreement, Infodata will deliver the Modified Re:mark Software and the associated Documentation to Adobe. The Modified Re:mark Software will be delivered telephonically, provided that Adobe bears the costs of such telephonic transmission. Infodata agrees not to deliver to Adobe any Modified Re:mark Software deliverable under this Agreement in any tangible medium unless otherwise expressly directed by Adobe in advance. Coincident with the telephonic transmission of such deliverable items in each instance, Infodata shall execute and deliver to Adobe a certificate within fifteen (15) days of transmission and in a form acceptable to Adobe, which certificate shall contain at a minimum: the date of transmission, the times such transmission was commenced and concluded, the name(s) of Infodata personnel who made the transmission, the signature(s) of such personnel and a general description of the nature of the item(s) transmitted sufficient to distinguish the transmission from other transmissions.

3.       LICENSES.

         3.1 MODIFIED RE:MARK SOFTWARE LICENSES. Infodata hereby grants to Adobe the following licenses as of the Commencement Date:

                  3.1.1 EXCLUSIVE LICENSE TO RESIDUAL RE:MARK SOFTWARE. An unrestricted, perpetual, irrevocable, fully-paid up, worldwide, royalty-free and exclusive license under all of Infodata's Intellectual Property Rights in the Residual Re:mark Software to use, reproduce, modify and create derivative works from, distribute, publicly perform, publicly display, make, have made, sell, offer for sale, and import the Residual Re:mark Software by all means now known or later developed. The foregoing license shall include the right to sublicense any or all of such rights though one or more tiers of sublicensees. For purposes of this PARAGRAPH 3.1.1, "exclusive" shall mean that Infodata shall have no rights to the Residual Re:mark Software except to use it as necessary for Infodata to enable interoperability between VFC and such version(s) of Acrobat that incorporate the Residual Re:mark Software, provided that such use does not
(i) compete with Adobe products or (ii) create or enable features or functionality that serve as a substitute for PDF; provided further that Infodata's rights to the Residual Re:mark Software as required for Infodata to enable interoperability between VFC and such version(s) of

Acrobat that incorporate the Residual Re:mark Software shall be a limited right to use internal and external interfaces and protocols as the parties determine (collectively, the "Protocols") that manage and internetwork the Modified Residual Re:mark Software elements incorporated in such version(s) of Acrobat to interoperate with VFC. Notwithstanding the foregoing, Adobe may, but is not obligated to, grant to Infodata additional licenses to use such Residual Re:mark Software during the Exclusive Period on mutually agreeable terms and conditions. The foregoing license shall be exclusive until the end of the Exclusive Period, at which time the license shall become non-exclusive if Adobe has elected not to exercise its option to purchase the Residual Re:mark Software pursuant to PARAGRAPH 5 ("Option to Purchase Residual Re:mark Software"). Adobe acknowledges and understands that Infodata is in the business of software development and that it shall continue to develop software products, including annotation applications, subject to Adobe's rights with regard to the Residual Re:mark Software.

                  3.1.2 NON-EXCLUSIVE LICENSE TO THE COMMON SHARED LIBRARY AND GRAMMAR CALLS. An unrestricted, perpetual, irrevocable, fully-paid up, worldwide, royalty-free and non-exclusive license under all of Infodata's Intellectual Property Rights in the Common Shared Library and Grammar Calls to use, reproduce, modify and create derivative works from, distribute, publicly perform, publicly display, make, have made, sell, offer for sale and import the Common Shared Library and Grammar Calls by all means now known or later developed. Notwithstanding the foregoing, Adobe shall have no right to modify the Grammar Calls, although Infodata acknowledges and agrees that Adobe retains the right to develop new grammar calls or extensions to the Grammar Calls. The foregoing license shall include the right to sublicense any or all of such rights through one or more tiers of sublicensees.

         3.2 END USER LICENSES. Adobe may grant End Users the non-exclusive right to use the Modified Re:mark Software pursuant to the terms of its then-current end user license agreement, which end user license agreement shall be no less protective than the terms as are set forth in EXHIBIT C ("Adobe End User License Agreement"). Adobe's obligations under this PARAGRAPH 3.2 ("End User Licenses") shall terminate upon Adobe's exercise of the Option to Purchase Residual Re:mark Software.

         3.3 FURTHER ASSISTANCE. Infodata agrees to perform all acts deemed reasonably necessary or desirable by Adobe to permit and assist Adobe, at Adobe's expense, to obtain and enforce the full benefits throughout the world of Adobe's license in the Modified Re:mark Software set forth herein, including but not limited to the execution of documents and assistance or cooperation in the registration and enforcement of the applicable Modified Re:mark Software. By way of example and in no way as a limitation on the foregoing, Infodata acknowledges that it will register the Re:mark Software with the United States Copyright Office and will provide Adobe with copies of the foregoing registration. Infodata further agrees to assist Adobe in registering its exclusive license to the Residual Re:mark Software. In the event that Adobe is unable for any reason whatsoever to secure a signature on behalf of Infodata to any document it believes is reasonably required in order to apply for or execute any patent, copyright or other application with respect to the exercise of its rights set forth herein, Infodata hereby irrevocably designates and appoints Adobe and its duly authorized officers and agents as their agents and their attorneys-in-fact to act for and in their benefit and instead of them, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by Infodata.

         3.4 PATENTS. In the event that Infodata is issued any patents based on the Modified Re:mark Software, Infodata shall not assert such patent rights against Adobe for its use of the Modified Re:mark Software pursuant to the licenses granted in PARAGRAPH 3.1 ("Modified Re:mark Software Licenses").

         3.5 TRADEMARK LICENSE. Effective upon the Commencement Date, Infodata shall grant to Adobe a perpetual, irrevocable, worldwide, royalty-free and fully paid license to use the "Re:mark" trademark in connection with Adobe's marketing and distribution of the Modified Re:mark Software. In addition, Infodata hereby grants to Adobe a worldwide, royalty-free and fully paid license to use the "Infodata" and "VFC" trademarks and such other trademark licenses as are necessary for Adobe to fulfill its marketing obligations under Section 6 of this Agreement.

         3.6 AESOP SOFTWARE LICENSE. Adobe hereby grants to Infodata the following license as of the Effective Date:

                  3.6.1 AESOP SOFTWARE SOURCE CODE LICENSE. A perpetual, irrevocable and non-exclusive license to use, reproduce, modify and create derivative works of the Source Code of the Aesop Software. Infodata agrees that it will not (a) use the Source Code at any site other than the offices of Infodata, which offices shall be located in the United States; (b) disclose the Source Code of the Aesop Software, or any portion thereof, to third parties; (c) reproduce the Source Code of the Aesop Software, or any portion thereof, in any form or medium, except for archival storage; or (d) use the Source Code of the Aesop Software for any purpose not specifically authorized in this Agreement. Infodata agrees to keep the Source Code of the Aesop Software on a secure computer(s) with password access and that it will disclose the Source Code of the Aesop Software only to those Infodata employees and independent contractors with a need to know, and all such employees and independent contractors will be required to sign a nondisclosure agreement no less restrictive than Infodata's standard agreement. Infodata agrees to allow Adobe to inspect a list of all such employees and independent contractors at Adobe's request if Adobe has reason to believe that the Source Code of the Aesop Software may have been improperly disclosed.

                  3.6.2 AESOP SOFTWARE OBJECT CODE LICENSE. An unrestricted, worldwide, perpetual, irrevocable and non-exclusive license to use, reproduce, distribute, sublicense, publicly perform and display, make, and have made the Object Code of the Aesop Software and any modified versions thereof created by Infodata pursuant to PARAGRAPH 3.6.1. Infodata may grant End Users the non-exclusive right to use the Aesop Software, in Object Code form only, pursuant to the terms of its then-current end user license agreement, which end user license agreement shall be no less protective than the terms as are set forth in EXHIBIT C ("Adobe End User License Agreement").

                  3.6.3 PATENTS. In the event that Adobe is issued any patents based on the Aesop Software, Adobe shall not assert such patent rights against Infodata for its use of the Aesop

Software pursuant to licenses granted in PARAGRAPH 3.6.1 and PARAGRAPH 3.6.2 (the "Aesop Software Licenses").

                  3.6.4 LIMITATIONS ON ADOBE. Notwithstanding the non-exclusive nature of Aesop Software Licenses, Adobe agrees that (i) it will not develop and market a stand-alone product based substantially on the Aesop Software that competes with Infodata's first commercially released stand-alone product based on the Aesop Software (the "Initial Infodata Aesop Product") (ii) nor will Adobe sublicense the Aesop Software to a third party with rights to develop and market a stand-alone product based substantially on the Aesop Software that competes with the Initial Infodata Product.

                  3.6.5 OWNERSHIP OF INFODATA MODIFICATIONS TO AESOP. Infodata will own any modifications to the Aesop Software that Infodata develops, subject to Adobe's ownership rights in the Aesop Software, which Adobe expressly retains and reserves, and the Aesop Software, as modified, will continue to be subject to the terms and conditions of this Agreement.

4.       PROPRIETARY RIGHTS AND LEGENDS.

         4.1      PROPRIETARY NOTICES.

                  4.1.1 BY ADOBE. Except for the rights expressly enumerated herein or in the Consulting Agreement which is EXHIBIT A hereto, as between Adobe and Infodata, Infodata will retain ownership of all Intellectual Property Rights in the Re:mark Software, unless and until Adobe exercises its the Option to Purchase Residual Re:mark Software. Adobe agrees that as a condition of its rights hereunder, each copy Of the Modified Re:mark Software shall contain the proprietary notices of Infodata in a manner consistent with Adobe's past practice with respect to third-party proprietary notices placed in prior versions of the Acrobat product; provided, however, that this obligation with respect to the Residual Re:mark Software shall expire in the event that Adobe exercises its Option to Purchase Residual Re:mark Software pursuant to the terms of Paragraph 5 hereof. In addition, Adobe shall have such other proprietary notices as are required pursuant to Section 6.3 hereof.

                  4.1.2 BY INFODATA. Except for the rights expressly enumerated herein, as between Adobe and Infodata, Adobe will retain ownership of all Intellectual Property Rights in the Aesop Software. Infodata agrees that as a condition of its rights hereunder, each copy of the Aesop Software shall contain the same proprietary notices which appear on or in such Aesop Software provided by Adobe to Infodata and as otherwise reasonably required by Adobe. More specifically, Infodata agrees that a valid Adobe copyright notice for the Aesop Software will appear on the media, or, in the case of Object Code executing on a workstation or other host-based system, displayed on the single user screen of the workstation or other host-based system when the Object Code is first invoked during an End User session, in the following format or such other format as Adobe specifies by written notice to Infodata:


         "Contains Adobe(R) Acrobat(R) Media Editor and Browser licensed from Adobe Systems Incorporated. Copyright(C) 19 Adobe Systems Incorporated. All rights reserved."

The copyright data shall be the first publication date of the Initial Infodata Aesop Product. Presence of a copyright notice does not constitute an acknowledgment of publication.

         4.2 U.S. GOVERNMENT END USERS. When distributing Licensed Software to a U.S. Government End User, each party shall identify the Licensed Software and related Documentation as a "commercial item," as that term is defined at 48 C.F.R. 2.101 (OCT 1995), and more specifically shall identify the Licensed Software and related Documentation as "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (SEPT 1995). Consistent with 48 C.F.R. 12.212 and
48 C.F.R. 227.7202-1 through 227.7202-4 (JUNE 1995), each party will provide the Licensed Software and related Documentation to U.S. Government End Users (a) only as a Commercial Item and (b) with only those rights as are granted to all other End Users pursuant to the terms and conditions herein.

         4.3 FOREIGN GOVERNMENT AGREEMENTS. Each party will take all reasonable steps in making proposals and agreements with foreign governments other than the United States which involve the Licensed Software and related Documentation to ensure that the other party's proprietary rights in such Licensed Software and related Documentation receive the maximum protection available from such foreign government for commercial computer software and related documentation developed at private expense.

5. OPTION TO PURCHASE RESIDUAL RE:MARK SOFTWARE. In the event that the licenses described in PARAGRAPH 3.1 ("Modified Re:mark Software Licenses") hereof commence according to the terms provided herein, Adobe will have the right to purchase all Intellectual Property Rights in the Residual Re:mark Software and the "Re:mark" trademark for Fifty Thousand Dollars ($50,000) at any time between the second and third-year anniversaries of the Effective Date of this Agreement (the "Option Exercise Period"), subject only to the grant of a limited license to Infodata to use the Residual Re:mark Software as is necessary for Infodata to enable interoperability between VFC and such version(s) of Acrobat that incorporate the Modified Re:mark Software, provided that such use of the Residual Re:mark Software by Infodata does not (i) compete with Adobe products or (ii) create or enable features or functionality that serve as a substitute for PDF; provided further that Infodata's rights to the Residual Re:mark Software as required for Infodata to enable interoperability between VFC and such version(s) of Acrobat that incorporate the Residual Re:mark Software shall be a limited right to use internal and external interfaces and protocols as the parties determine (collectively, the "Protocols") that manage and internetwork the Modified Residual Re:mark Software elements incorporated in such version(s) of Acrobat to interoperate with VFC. Upon the commencement of the Option Exercise Period, Infodata shall give written notice to Adobe of the Option to Purchase Residual Re:mark Software. Adobe acknowledges and understands that Infodata is in the business of software development and that it shall continue to develop software products, including annotation applications, subject to Adobe's fights with regard to the Residual Re:mark Software.

6.       VFC

         6.1 VFC PRODUCT MARKETING. Infodata hereby appoints Adobe as a non-exclusive marketing representative for the Infodata VFC product with rights to directly market VFC, and Adobe hereby accepts such appointment. In connection with such appointment, and subject to the terms of this Agreement, Infodata grants Adobe the non-exclusive right to (1) resell VFC and its Documentation,
(ii) use, display, and perform VFC and its Documentation for demonstration purposes, and (iii) use the "Infodata" and "VFC" trademarks.

         6.2 VFC BUTTON. In connection with the Modified Re:mark Software Licenses, Acrobat Exchange 4.x versions will include a button (the "VFC Button") which when clicked will produce a VFC splash screen, a link to Infodata's Web site, and other mutually-agreed upon functionality.

         6.3 PROPRIETARY NOTICES AND INFORMATION; PLACEMENT OF VFC BUTTON. In connection with the Modified Re:mark Software Licenses, Acrobat Exchange 4.x versions will include descriptive information and trademark notices regarding VFC in the "Help" and "About Plug-ins" pull-down options, provided that the size and placement of such notices shall be consistent with Adobe's past practice with respect to plug-in vendors described in prior versions of the Acrobat product. Adobe shall be entitled, in its sole discretion, to determine the size and placement of the VFC Button, the splash screen, and any and all proprietary notices; provided, however, that if Acrobat Exchange 4.x versions contain an annotation menu or annotation toolbar, Adobe will place the VFC Button within such menu, toolbar, or annotation options. Adobe shall not be obligated to include the VFC Button in Acrobat Reader unless Acrobat Reader contains an annotation menu, annotation toolbar, or annotation options. Adobe reserves the right not to include an annotation menu, annotation toolbar, or annotation options in either Acrobat Exchange 4.x or Acrobat Reader.

7.       PAYMENT, TAXES AND EXPENSES.

         7.1 BY ADOBE. In consideration for the licenses to the Modified Re:mark Software set forth in PARAGRAPH 3.1 ("Modified Re:mark Software Licenses") herein, Adobe shall pay One Million U.S. Dollars ($1,000,000) (the "License Fee") to Infodata, according to the following schedule:

                  7.1.1 Upon execution of the Letter of Intent, dated October 24, 1997, between the parties with respect to this Agreement, Adobe paid Infodata, and Infodata acknowledges payment of, One Hundred Thousand Dollars ($100,000) as a refundable prepayment of the License Fee.

                  7.1.2 Upon execution of this Agreement, Adobe shall pay Infodata Four Hundred Thousand Dollars ($400,000) as a refundable prepayment of the License Fee.

                  7.1.3 Upon delivery and acceptance of the beta version of the Modified Re:mark Software pursuant to the terms of the Consulting Agreement, Adobe shall pay Infodata One Hundred Thousand Dollars ($100,000) as a refundable prepayment of the License Fee.

                  7.1.4 On the Commencement Date, Adobe shall pay the remaining Four Hundred Thousand Dollars ($400,000) of the License Fee.

         7.2 REFUND OF PREPAYMENT. Because Adobe's license to the Modified Re:mark Software will not be effective, if at all, until delivery and acceptance of the Release Candidate of the Modified Re:mark Software, Infodata shall refund the payments described in PARAGRAPH 7.1 already made by Adobe in the event that either of the following occur: (i) Infodata fails to deliver the Release Candidate of the Modified Re:mark Software in accordance with the Consulting Agreement or (ii) Adobe does not accept the Release Candidate of the Modified Re:mark Software according to the acceptance procedures set forth in the Consulting Agreement.

         7.3      BY INFODATA.

                  7.3.1 AESOP ROYALTIES. In consideration for the Aesop Software License, Infodata will pay to Adobe a royalty at the rate of five percent (5%) of the Net Revenue received from distribution of the Aesop Software as a stand-alone product, as incorporated into another Infodata product, or as bundled with third party products. The royalties shall be paid only for the first two (2) years following the release of the Initial Infodata Aesop Product, with an annual cap of Two Hundred Thousand Dollars ($200,000) on royalty payments each year, after which the license shall be deemed to be royalty-free and fully paid-up.

                  7.3.2 VFC BUTTON COMMISSIONS. In consideration for the actual use of a VFC Button and other marketing obligations undertaken by Adobe pursuant to PARAGRAPH 6 ("VFC Button"), Infodata agrees to pay Adobe commissions on sales of VFC in accordance with the following schedule:

                             VFC Button Commissions

         Year After Commercial       Estimated % of Units Sold   Commission as Percentage
        Release of Acrobat 4.0          Through Acrobat 4.0                 of
        ----------------------             (the "Basis")         Net Revenue of the Basis
-----------------------------------------------------------------------------------------
                   1                    60% of VFC product                  4%
                                               sales
-----------------------------------------------------------------------------------------
                   2                    50% of VFC product                  4%
                                               sales
-----------------------------------------------------------------------------------------
                   3                    33% of VFC product                  3%
                                               sales
=========================================================================================


                  7.3.3 TERMINATION OF COMMISSION OBLIGATIONS. Infodata's obligation to pay commissions pursuant to PARAGRAPH 7.3.2 ("VFC Button Commissions") shall terminate upon payment by Infodata to Adobe of two million dollars ($2,000,000) in VFC Button Commission payments in the aggregate.

                  7.3.4 VFC MARKETING COMMISSIONS. In consideration for Adobe's efforts in its capacity as a marketing representative, Infodata will pay Adobe a commission at the rate of twenty percent (20%) of Infodata's Net Revenue from such Adobe direct sales of VFC.

         7.4 PAYMENTS AND REPORTS. Within thirty (30) days after the end of each calendar quarter, Infodata shall, during the applicable royalty periods, provide Adobe with a report indicating: (1) the Net Revenue from distribution of the Aesop Software as a stand-alone product, as incorporated into another Infodata product, or as bundled with third party products; and (2) the Net Revenue from sales from the sales of VFC. Infodata shall provide Adobe with payment of the royalties due under PARAGRAPHS 7.3.1 through 7.3.4 based on the above calculations along with such report.

         7.5 AUDIT RIGHTS. Adobe shall have the right to conduct an inspection and audit of all the accounting and sales books and records of Infodata pertaining to the transactions contemplated by Agreement during regular business hours at Infodata's offices and in such a manner as not to interfere with Infodata's normal business activities. In no event shall audits be made hereunder more frequently than every six (6) months. If such inspections disclose underreporting, Infodata shall promptly pay Adobe such amount, together with interest thereon at the rate of one and one-half percent (1 1/2%) per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due.

         7.6 TAXES. Each party agrees to be responsible for payment of its own sales, use, excise, import or export, value added or other tax or duty, as well as the collection or withholding thereof, including penalties and interest, imposed upon or arising out of this Agreement with respect to its own licensed software and the transactions contemplated herein. Both Adobe and Infodata will accept telephonic delivery of the Licensed Software.

         7.7 TRANSACTION EXPENSES. Adobe and Infodata will each be responsible for payment of their own liabilities, costs, obligations, or expenses, including but not limited to attorneys' and accountants' fees, incurred in connection with this Agreement and the transactions contemplated herein.

8.       MAINTENANCE AND SUPPORT.

         8.1 BY INFODATA. Infodata will provide all available written documentation (including product plans, product specifications and bug reports) related to the Re:mark Software and the Modified Re:mark Software. At Adobe's request, Infodata shall provide maintenance and support for the Modified Re:mark Software. The parties shall agree to the cost for such services prior to their commencement. Initial rates are specified in EXHIBIT A ("Consulting Agreement"). Infodata's support obligation shall be limited initially to Acrobat 4.0. The parties may agree to establish support arrangements for subsequent versions of Acrobat upon such terms as the parties may then agree.

         8.2 BY ADOBE. Adobe will provide all available written documentation (including product plans, product specifications, and bug reports) related to the Aesop Software. Infodata acknowledges that the Adobe engineering team that developed the Aesop Software is no longer in existence, but Adobe offers to make commercially reasonable efforts to provide for consulting from such engineering resources as are available.

9.       REPRESENTATIONS AND WARRANTIES.

                  Infodata represents and warrants as follows:

         9.1 OWNERSHIP AND AUTHORITY. Infodata is the sole and exclusive owner of all right, title and interest in the Re:mark Software and all Intellectual Property Rights associated therewith. The Re:mark Software and all Intellectual Property Rights associated with it are free and clear of all encumbrances, including, without limitation, security interests, liens, charges or other restrictions. Infodata represents and warrants that it has full power and authority to make and enter into this Agreement and to grant to Adobe the rights and licenses granted hereunder.

         9.2 NON-INFRINGEMENT. The Re:mark Software, the Modified Re:mark Software, when delivered, and VFC do not infringe or violate any third party's copyright trademark, trade secret or U.S. Patent.

         9.3 NO OTHER LICENSES. Infodata has granted no licenses to the Re:mark Software or the Modified Re:mark Software or otherwise granted or agreed to grant any rights to any third party which conflict with the rights herein granted by Infodata to Adobe.

         9.4 CURRENT VERSION. The Modified Re:mark Software will contain all revisions, updates and changes of and to the Re:mark Software as of the date on which it is delivered to Adobe pursuant hereto.

         9.5 PERFORMANCE WARRANTY. For a period of one hundred and eighty (180) days following the Commencement Date (the "Warranty Period"), (i) the Source Code of the Modified Re:mark Software will compile into the Object Code of the Modified Re:mark Software to create the executable version of the Modified Re:mark Software, and (ii) the Modified Re:mark Software will substantially conform to the Specifications and the Documentation therefor and will not contain any defect which would in any material and adverse respect affect Adobe's use of the Modified Re:mark Software or the functioning of the Modified Re:mark Software. If, during the applicable Warranty Period, Adobe reports to Infodata a failure of such Modified Re:mark Software to conform to the foregoing warranty, Infodata, at its expense, shall use reasonable commercial efforts to modify or replace the Modified Re:mark Software in a timely manner to correct such failure.

         9.6 PROTECTION. Except as to independent contractors and consultants who have each executed a nondisclosure agreement no less restrictive than Infodata's standard agreement, the Source Code of the Re:mark Software has not been disclosed to any third party, and Infodata has used and will continue to use safeguards to protect the Re:mark Software Source Code and the Modified Re:mark Software Source Code against disclosure to third parties, at least as protective as it uses to safeguard its most valuable proprietary information and in no event less than reasonable care.

                  Adobe represents and warrants as follows:


         9.7 OWNERSHIP AND AUTHORITY. Adobe is the sole and exclusive owner of all right, title and interest in the Aesop Software and all Intellectual Property Rights associated therewith. The Aesop Software and all Intellectual Property Rights associated with it are free and clear of all encumbrances, including, without limitation, security interests, liens, charges or other restrictions. Adobe represents and warrants that it has full power and authority to make and enter into this Agreement and to grant to Infodata the rights and licenses granted hereunder.

         9.8 NON-INFRINGEMENT. The Aesop Software does not infringe or violate any third party's copyright, trademark, trade secret, or U.S. Patent.

         9.9 REMEDY FOR BREACH OF REPRESENTATIONS AND WARRANTIES. Each party (the "Indemnifying Party") hereby indemnifies and holds the other party (the "Indemnitee") harmless with respect to all damages, costs, expenses (including reasonable attorneys' fees), and other liabilities or obligations of any nature incurred by the Indemnitee arising, out of or relating to a breach by the Indemnifying Party of one or more the Indemnifying Party's representations and warranties herein. With respect to any third-party claim that is asserted against an Indemnitee for which the Indemnitee is entitled to indemnification, the Indemnitee will notify the Indemnifying Party of the claim as promptly as possible; however, the Indemnitee's failure to provide such notice will not relieve the Indemnifying Party of its obligation to indemnify the Indemnitee except and only to the extent that the Indemnifying Party suffers damages as a result of such failure. In the case of a breach of PARAGRAPH 9.2 ("Non-Infringement") or PARAGRAPH 9.8 ("Non-Infringement"), the Indemnifying Party will, at its option and expense, either (a) secure for the Indemnitee the right to continue using and, as applicable, reproducing and distributing the infringing Licensed Software or (b) replace or modify the infringing Licensed Software so that the substituted software, documentation, and other materials are noninfringing and have functionality no less than the infringing Licensed Software. The Indemnifying Party will have the right to conduct the defense of the claim and any settlement negotiations related thereto. The Indemnitee will, at the Indemnifying Party's reasonable request and expense (including but not limited to reasonable attorneys' fees), assist the Indemnifying Party in the defense of the claim, and the Indemnitee will have the right to participate in such defense at its expense. Notwithstanding the foregoing, the Indemnifying Party will have no obligation to indemnify Indemnitee for third-party infringement claims to the extent that such claims are based upon (i) modifications to the Licensed Software made by the Indemnitee or by a third party (other than the Indemnifying Party) on behalf of the Indemnitee or (ii) the combination of the Licensed Software, in Object Code or Source Code form, with third-party equipment or software not authorized by the Indemnifying Party or otherwise approved by the Indemnifying Party in its specifications or documentation. This indemnification provision shall apply to damages resulting from breaches which are discovered within three years after the execution of this Agreement.

10.      DISCLAIMER

         EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY ADDITIONAL WARRANTIES WITH RESPECT TO ITS SOFTWARE AND DOCUMENTATION, WHETHER EXPRESS, IMPLIED, ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, STATUTORY OR OTHERWISE. IN PARTICULAR, ANY AND ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT ARE EXPRESSLY EXCLUDED.

11.       LIMITATION OF LIABILITY

         EXCEPT FOR A BREACH OF PARAGRAPH 9.2 ("NON-INFRINGEMENT") OR PARAGRAPH
9.8 ("NON-INFRINGEMENT"), IN NO EVENT SHALL ANY PARTY BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM LOSS OF USE OR PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN AN ACTION BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES HOWSOEVER ARISING AND WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL INCLUDING, BUT NOT LIMITED TO, ANY DAMAGES RESULTING FROM LOSS OF USE OR PROFITS, IN EXCESS OF TWO MILLION DOLLARS (US $2,000,000).

12.       TERM AND TERMINATION.

         12.1 TERM. This Agreement will be effective from the Effective Date and shall remain in effect unless terminated pursuant to PARAGRAPH 12.2 ("Termination for Material Breach").

         12.2 TERMINATION FOR MATERIAL BREACH. Adobe or Infodata may terminate this Agreement by written notice to the other party upon a failure of the other party to observe, keep or perform any of the material covenants, terms or conditions herein if such default continues for sixty (60) days after written notice by the other party.

         12.3 CONSEQUENCES. In the event of termination of this Agreement, the licenses granted hereunder are irrevocable and shall continue in perpetuity, it being agreed that the parties' sole remedy, if any, for any breach of this Agreement shall be an action for damages. The following paragraphs shall also survive any termination of this Agreement: 1 ("Definitions"), 9 (Representations and Warranties"), 10 ("Disclaimer"), 11 ("Limitation of Liability"), 12.3 (Consequences") and 13 ("General"). Notwithstanding the foregoing, the Aesop Software License, including without limitation all rights and licenses to the Aesop Software, shall terminate in the event of any termination caused by Infodata's failure to observe, keep or perform its obligations to restrict access to the Source Code of the Aesop Software and otherwise protect its confidentiality as set forth in PARAGRAPH 3.6.1 ("Aesop Software Source Code License").

13.      GENERAL.

         13.1 NO AGENCY. Each party will perform its obligations as an independent contractor and will be solely responsible for its own financial obligations. This Agreement will not create a joint venture, partnership, or principal and agent relationship between the parties. Neither party will have the authority or will represent that it has the authority to assume or create any obligation, express or implied, on behalf of the other, except as expressly provided herein.

         13.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of law, and the parties agree that the law of no other jurisdiction shall govern or be used to construe or interpret this Agreement. Any suit hereunder will be brought solely in the federal or state courts in the Northern District of California and the parties hereby submit to the personal jurisdiction hereof.

         13.3 MODIFICATION. This Agreement may be modified or amended only by a written agreement executed by an authorized representative of Adobe and Infodata.

         13.4 INVALID PROVISIONS. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

         13.5 NO ASSIGNMENT. No party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other parties which consent shall not unreasonably be withheld. Any assignment prohibited hereunder shall be null and void and shall constitute a material breach of this Agreement. All rights and obligations under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.

         13.6 EXPORT. The parties agree not to export, directly or indirectly, any U.S. source technical data acquired from the other party or any products utilizing such data to countries outside the United States, if such export is in violation of the United States export laws or regulations.

         13.7 BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by Infodata to Adobe or by Adobe to Infodata, as the case may be, are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses and rights to "intellectual property" as defined under Paragraph 101(60) of the Bankruptcy Code. The parties agree that Adobe and Infodata, each as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

         13.8 NOTICE. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the signatory of this Agreement at the address set forth below or such other address as either party may specify in writing. If the notice is to Adobe, a copy shall also be sent to the attention of its General Counsel. If the notice is to Infodata, a copy shall also be sent to the attention of Curtis Carlson at Infodata.


To Adobe:                  Adobe Systems Incorporated
                           345 Park Avenue
                           San Jose, California 95110-2704
                           Facsimile: (408) 537-4060
                           Attention: George Cacioppo

To Infodata:               Infodata Systems Inc.
                           12150 Monument Drive, Suite 400
                           Fairfax, Virginia 22033
                           Facsimile: (703) 934-7154


         13.9 PUBLIC ANNOUNCEMENTS. Neither Adobe nor Infodata will make any public announcement concerning this Agreement or the matters set forth herein (other than to employees, shareholders or other parties with a need to know or as required by SEC disclosure rules) without the consent of the other party; provided, however, that in the event that Infodata is required by law to make a public announcement concerning the matters set forth in this Agreement, Infodata shall make the draft of such announcement available to Adobe prior to its release with sufficient time for Adobe to comment on the draft and Infodata shall make reasonable efforts to incorporate such comments in the draft. Adobe and Infodata agree to issue a mutually acceptable press release regarding this Agreement at such time as Adobe shall determine.

         13.10 NONDISCLOSURE; RETURN OF MATERIALS. Except where greater restrictions on disclosure are provided for herein, any and all information, correspondence, financial statements and records and other documents transmitted or communicated by either party to the other party shall be governed by the Master Agreement for Mutual Non-Disclosure of Information, dated April 4, 1996, by and between Adobe and Infodata, a copy of which is attached hereto as EXHIBIT D ("Master Agreement for Mutual Non-Disclosure of Information").

         13.11 PARAGRAPH HEADINGS. Paragraph headings are inserted for convenience only and will not be considered to define, limit or affect the interpretation or construction of the Agreement.

         13.12 WAIVER. All waivers must be in writing executed by both parties. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver of any provision or right shall affect the right of the waiving party to enforce any other provision or right herein.

         13.13 ATTORNEYS' FEES. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover its costs, including expert witness fees and reasonable attorneys' fees therein.

         13.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts,each of which shall be an original, but all of which together shall constitute one instrument.

         13.15 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties hereto and supersedes any and all other prior or contemporaneous agreements, whether written or oral, between the parties relating to the same subject matter, except as may be subsequently provided in writing and agreed upon by the parties.


         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective representatives, duly authorized.

ADOBE SYSTEMS INCORPORATED                INFODATA SYSTEMS, INC.


By: /s/ George A. Cacioppo Jr.            By:  /s/ Harry Kaplowitz
    --------------------------------          -----------------------------
Print Name:  George A. Cacioppo Jr.       Print Name:  Harry Kaplowitz
             -----------------------                   --------------------
Title:   Vice President                   Title:  Exec. V.P.
         ---------------------------              -------------------------
Date:    12/3/97                          Date:  12/3/97
         ---------------------------             --------------------------

                                    EXHIBIT A

                              CONSULTING, AGREEMENT

                           ADOBE SYSTEMS INCORPORATED
                              CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement"), dated as of October 24, 1997, is entered into by and between Adobe Systems Incorporated, 345 Park Avenue, San Jose, CA 95110-2407 ("Adobe"), and Infodata Systems Inc., 12150 Monument Drive, Suite 400, Fairfax, VA 22033- 4058 ("Consultant").

         Adobe desires to retain Consultant as an independent contractor to perform consulting services for Adobe from time to time and Consultant is willing to perform such services, on the basis set forth more fully below.

         In consideration of the mutual promises contained herein, Adobe and Consultant agree as follows:

         1. SERVICES. Consultant agrees to perform the Services described in any Project Assignment pursuant hereto in a workmanlike manner according to the schedule of work set forth therein. A copy of the form of Project Assignment is attached hereto as EXHIBIT A ("Project Assignment"). Consultant agrees that the terms of this Agreement will apply to all services performed by Consultant for Adobe even if a Project Assignment form has not been completed for a special assignment. Consultant may perform services for any other person or entity so long as Consultant does not perform similar services for a direct competitor of Adobe's and so long as Consultant's performance of such services does not interfere with the performance of Consultant's obligations under this Agreement.

         2. PAYMENT FOR SERVICES. Adobe shall pay Consultant the fee set forth in the Project Assignment for the performance of the Services. Consultant acknowledges that its sole compensation for the Services shall be this fee, and that it shall not be entitled to any other compensation for the Services, including salary, bonuses, benefits or expense or other reimbursements.

         3. RELATIONSHIP OF PARTIES. Consultant shall perform the Services under the general direction of Adobe, but Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that Consultant shall at all times comply with applicable law. Consultant is an independent contractor and Consultant is not an agent or employee of Adobe, and has no authority whatsoever to bind Adobe by contract or otherwise. Consultant specifically agrees to comply at all times with Adobe's Insider Trading Policy Statement attached as EXHIBIT B ("Insider Trading Policy Statement").

         4. FACILITIES, EXPENSES, INSURANCE, RECORDS AND LICENSES. Consultant shall provide its own facilities and place of business to perform the Services (except as required to install software), and Consultant shall bear the entire cost of its facilities without reimbursement by Adobe. Adobe shall have no obligation to reimburse Consultant for any costs or expenses incurred by Consultant in the performance of its duties, and all such costs and expenses shall be borne by Consultant. Consultant shall be responsible for providing, for itself and its employees, at its expense and in its own name, disability, liability, workers' compensation and other business insurance as is necessary, appropriate and/or required by law. In connection with its performance of the Services, Consultant agrees that it will be solely responsible for, and will maintain, any records required by law. Consultant for agrees that it obtain all required licenses (if any) relating to its performance of the Services.

         5. TAXES AND BENEFITS. No part of Consultant's compensation under this Agreement will be subject to withholding for any federal, state, social security, workers' compensation or other required taxes or payments. Adobe shall report all fees paid to Consultant to the Internal Revenue Service (and other taxing agencies) on Form 1099 or other appropriate forms. Consultant acknowledges and agrees that it shall be the obligation of Consultant to report as income, and pay all taxes upon, all compensation received by Consultant pursuant to this Agreement and Consultant agrees to indemnify Adobe and hold it harmless to the extent of any obligation imposed on Adobe to pay any taxes or insurance, including without limitations, withholding taxes, social security, unemployment, or disability insurance, including the interest and penalties thereon, in connection with any payments made to Consultant by Adobe pursuant to this Agreement. Consultant agrees to pay, indemnify and hold Adobe harmless from any Tax imposed by any governmental authority with respect to either or both of any payment to be made by Adobe under this Agreement or any item to be delivered by Consultant to Adobe under this Agreement. For purposes of this Agreement, "Tax" shall mean any tax, fee or cost not based on Adobe's net income, including, but not limited to, sales, use, excise, value added, withholding, or similar tax or any fees and penalties or interest associated with any of the foregoing.

         6. INVENTIONS. All designs, artwork, software programs, brochures, manuals, products, procedures, drawings, notes, documents, information, materials, discoveries and inventions (hereafter "Designs and Inventions") made, conceived or developed by Consultant alone or with others which result from or relate to the Services, or which Consultant may receive from Adobe while performing the Services, shall be the sole property of Adobe. Consultant specifically agrees to assign all its rights, title and interest to any Designs and Inventions for which (i) Consultant has signed a Project Assignment in the form attached as EXHIBIT A ("Project Assignment"), (ii) Adobe provides Consultant with any Confidential Information (as defined in Paragraph 7 ("Confidentiality") below), or (iii) Consultant invoices Adobes. Adobe shall have the sole right to determine the method of protection for any such Designs and Inventions, including the right to keep the same as trade secrets, to file and execute patent applications thereon, to use and disclose the same without prior patent application, to file registrations for copyright or trademark thereon in its own name, or to follow any other procedure that Adobe deems appropriate. Consultant agrees (i) to disclose promptly in writing to Adobe all such Designs and Inventions, (ii) that Adobe has a power of attorney to apply for in Consultant's name, and (iii) to execute any applications and/or assignments reasonably necessary to obtain any patent, copyright, trademark or other statutory protection for such Designs and Inventions in Adobe's name as Adobe deems appropriate. These obligations to disclose, assist, and execute shall survive termination of this Agreement. At Adobe's option, it shall be entitled to use the name of Consultant in advertising and other materials.

         7. CONFIDENTIALITY. Consultant agrees to hold Adobe's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. Consultant further agrees to deliver promptly all Confidential Information in Consultant's possession to Adobe at any time upon Adobe's request. For purposes hereof, "Confidential Information" shall include all confidential and proprietary information disclosed by Adobe including but not limited to software source code, technical and business information relating to Adobe's current and proposed products, research and development, production, manufacturing and engineering processes, costs, profit or margin information, finances, customers, suppliers, marketing, and production, personnel and future business plans. "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to Adobe or Consultant in the course of Adobe's business. The above obligations shall not apply to Confidential Information which is already known to the Consultant at the time it is disclosed, or which before being divided either (a) has become publicly known through no wrongful act of the Consultant; (b) has been rightfully received from a third party without restriction on disclosure and without breach of this Agreement or other Agreements entered into by Adobe; (c) has been independently developed by the Consultant; (d) has been approved for release by written authorization of Adobe;
(e) has been disclosed pursuant to a requirement of a governmental agency or of law.

         8. TERMINATION. This Agreement shall commence on the date first written below and shall continue until terminated as follows:

                  (a) Either party may terminate the Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of five (5) days after written notice of such breach to the other party;

                  (b) Either party may terminate this Agreement upon written notice to the other party if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency;

                  (c) Either party may terminate this Agreement for its convenience upon thirty (30) days written notice to the other if there is no outstanding Project Assignment. Adobe may terminate this Agreement for its convenience if Consultant has not commenced work under an outstanding Project Assignment. In addition, if Consultant has commenced work under a Project Assignment, Adobe may terminate an outstanding Project Assignment by paying Consultant a termination fee of ten percent (10%) of the unpaid next installment of the fee for services described in such Project Assignment.

                  Upon the termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination shall not relieve Consultant or Adobe of their obligations under Paragraph 5 ("Taxes and Benefits"), Paragraph 6 ("Inventions"), Paragraph 7 ("Confidentiality") and Paragraph 9 ("General"), nor shall any such termination relieve Consultant or Adobe from any liability arising from any breach of this Agreement. Upon the termination of this Agreement for any reason, Consultant shall immediately return to Adobe any

Adobe property or information (including Confidential Information) that is in Consultant's possession or control.

         9.       GENERAL.

                  9.1 PRE-EXISTING OBLIGATIONS. Consultant represents and warrants that Consultant is not under any pre-existing obligation or obligations inconsistent with the provisions of this Agreement.

                  9.2 ASSIGNMENT. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be, provided that, Consultant may only assign this Agreement either in whole or in part with the prior written consent of Adobe.

                  9.3 EQUITABLE RELIEF. Because Consultant shall have access to and become acquainted with the Confidential Information of Adobe, Consultant agrees that Adobe shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or any other equitable relief without prejudice to any other rights and remedies that Adobe may have for the breach of this Agreement.

                  9.4 ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

                  9.5 GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to Agreements to be entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Conventions on Contracts for the International Sale of Goods is specifically excluded in its entirety from application to this Agreement. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, the remainder of Agreement shall continue in full force and effect.

                  9.6 COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the full and complete understanding and Agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties thereto.

                  9.7 NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified at the beginning of this Agreement or at such other address as the party shall specify in writing and shall be by personal delivery, facsimile transmission or certified or registered mail. Such notice shall be deemed given upon personal delivery to the appropriate address or upon receipt of electronic transmission or, if sent by certified or registered mail, three days after the date of the mailing.

                  IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date written below.

ADOBE:                                      CONSULTANT:

ADOBE SYSTEMS INCORPORATED                  INFODATA SYSTEMS INC.

By /s/ George A. Cacioppo Jr.               By: /s/ Richard M. Tworek
   -------------------------------              ------------------------------
Print                                       Print
Name: George A. Cacioppo Jr.                Name:  Richard M. Tworek
      ----------------------------                 ---------------------------
Title: VP & GM Internet Division            Title:  Exec. VP
       ---------------------------                  --------------------------

                                    EXHIBIT A

                              PROJECT ASSIGNMENT #1
               UNDER CONSULTANT AGREEMENT, DATED: OCTOBER 24, 1997

PROJECT:

         Consultant shall render such services as Adobe may from time to time request in connection with the modifications of the Re:mark Software (the "Modifications") as set forth in Attachment 1 to this Exhibit A. The parties shall define the final specifications of the Modifications no later than November 7, 1997.

SCHEDULE OF WORK:

         The work will commence on October 24,1997. Infodata will use commercially reasonable efforts to deliver the Modifications and the Alpha Version of the modified Re:mark Software no later than January 31, 1998. "Alpha Version" shall mean that version of the product for which the following are true: (i) the product is functionally complete (including installer) and the API's are frozen with no new coding planned; (ii) the product is assumed to be buggy; (iii) the product is ready for serious testing by Adobe with its test plans and test documentation written during, the development phase. After delivery and acceptance of the Alpha Version of the product, Infodata shall deliver the beta version and release candidate of the product.

FEES AND REIMBURSEMENT:

         Fee:     $729,000 (the "Service Fee").

         Consultant shall invoice Adobe on the schedule set forth on Attachment 1 to this Exhibit A. The Service Fee shall be non-refundable, except in the event that Infodata materially breaches this Agreement or the proposed license agreement based on the terms set forth in the Letter of Intent, dated October 24, 1997, or in some other fashion demonstrates willful negligence (e.g., Infodata licenses or otherwise encumbers the Re:mark Software).

         Payment terms: net 15 days from the later of acceptance or receipt of invoice in Accounts Payable Department.

ASSIGNMENT OF COPYRIGHT:

         For good and valuable consideration, the undersigned sells, assigns and transfers to Adobe Systems Incorporated, a California corporation, and its successors and assigns, the copyright in and to the above work(s) which were created by the undersigned and all right title and interest of the undersigned, vested and contingent therein and thereto.

         Executed as of           , 19  .

ADOBE:  /s/ George A. Cacioppo Jr.     CONSULTANT: /s/ Richard M. Tworek
        ---------------------------                ----------------------------

                                  ATTACHMENT 1
                                       TO
                                    EXHIBIT A
                                       OF
                              CONSULTING AGREEMENT,
                              DATED OCTOBER 24,1997

                                Modification Plan

                  Infodata will enhance Re:mark Software on a service fee basis to meet Adobe's requirements. Infodata will use Re:mark 2.04 for Windows source code as the base for development of the enhancements described herein.

DESCRIPTION OF MODIFICATIONS TO THE TECHNOLOGY

1.       Plug-in format:

Infodata shall deliver plug-in source code in Adobe standard template format for an Acrobat plug-in.

2.       Macintosh PowerPC Version:

Infodata shall develop a Macintosh PowerPC Version on Mac OS 7.0 and 8.0. Later versions of Mac OS including Rhapsody will not be supported but "blue box" compatibility (similar to pending Acrobat blue box support) is required.

3.       Multilingual Capability:

Infodata shall enhance Re:mark Software to support double-byte and roman localization. Infodata shall perform a mock translation by the Delivery Date. Infodata shall modify Re:mark Software to follow the Adobe Engineering specifications so Adobe Release Engineering can generate a Localization kit for the translators. If translations are to be made to French, German, Japanese, Chinese, Korean, Dutch, Swedish, Spanish and Italian, such translations will be done by Adobe translators, but Infodata shall fix any and all bugs in the core code of Re:mark Software and/or the Modified Re:mark Software relating to Localization.

4.       Update Re:mark File Format:

Infodata shall document and present the Re:mark file format to "PDFLang" and implement the changes that it recommends. Changes are expected in the following areas: using appearances for drawing annotations, implementing RSA security at the annotation level and cosmetic changes to the keys used in Re:mark annotations.

5.        User Interface:

Infodata shall modify the User Interface of Re:mark Software, including the Re:mark toolbar, so that such User Interface is compliant with that of Acrobat
4.0. Infodata shall modify Re:mark Software to support the new Selection Server, if appropriate, and to support new command key equivalents and changes to menus and toolbars as appropriate. No dialog changes are anticipated at this time.

6.        Summarize Notes:

Infodata will extend the Summarize Notes feature in Acrobat to include notes from Re:mark Software annotations (removing the text bubble and resolving the text bubble vs. textnote differences).

7.        Prior Re:mark Versions Support:

Infodata shall modify Re:mark Software to support previous versions of Re:mark Software. Annotations saved in previous versions of Re:mark will be readable, but new annotations cannot be saved in the old format. Some annotations (e.g., Free Text and Sound) will no longer be supported.

8.        Import/Export API Feature:

Infodata shall develop a feature to import and export annotations in FDF.

9.        Develop Web Annotation Capability:

Infodata shall enhance and extend Re:mark Software to send and retrieve (separately stored) annotations over the Web using HTTP POST using the Grammar Calls. The Grammar Calls will be integrated into the Modified Re:mark Software and will not require any additional plug-ins or libraries for development or use by third parties. Web annotations should work both in the browser window and with the Acrobat 4.0 HTTP stack directly.

10.       OPTIONAL: Develop Web Publishing Capability:

The feature described in this Section 10 (Web publishing capability) may be developed and delivered at Infodata's option; provided that such optional modification, if developed and delivered, must be delivered to Adobe no later than the Delivery Date; provided further that the development work on this optional feature shall not delay or otherwise impede Infodata in fully performing all other Modifications specified in this Modification Plan. Infodata's failure to deliver the feature described in this Section 10 shall not effect a Service Fee reduction. Except for the Service Fee, Adobe shall not be responsible for any additional charge or expense for this optional feature. Optional Feature: Infodata may also deliver an optional feature to develop Web publishing capability which will enhance and extend Acrobat to support one button publishing using the Grammar Calls. The Grammar Calls will be integrated into the Modified Re:mark Software and will not require any additional plug-ins or libraries for development or use by third parties. The user interface for the Web publishing component will look similar to Infodata's Aerial Navigator tool.

11.      Integrate with Adobe Engineering Process:

Infodata shall assist Adobe engineer on the project to integrate Re:mark build process into the normal Adobe Engineering process. Iinfodata shall support the transfer of Re:mark Software and Modified Re:mark Software source code and build processes.

12.      Provide Internal Documentation:

Infodata shall update current (as is) internal documentation for Re:mark Software with a maximum of two person-week effort.

13.      Provide QA Test Documents and Assistance:

Infodata shall provide Adobe all QA Test Documents used to test Re:mark. Infodata shall provide at least 2 person-weeks of assistance to help Adobe QA get familiar with Re:mark.

14.      Quality Assurance Testing:

Adobe shall perform all Quality Assurance testing on the delivered and accepted Alpha Version, Beta Version and Release Candidate of the Modified Re:mark. Adobe may, at its discretion, perform Quality Assurance testing on any intermediate release of the Modified Re:mark Software.

15.      End User Documentation:

In connection with the license of the Modified Re:mark Software, Infodata shall deliver the end user documentation related to the Re:mark Software. Adobe will be responsible for modifying such documentation for the release of Acrobat 4.0.

ASSUMPTIONS

Windows platforms:

- Support Windows 95, 98 (when available), NT 3.51, NT 4.0 and NT 5.0 (when available).
-No support for Windows 3.1, 3.11.

Macintosh platforms:
- Will support both Mac OS 7.x and 8.x.
- No support for the versions of Mac OS including Rhapsody but "blue box" compatibility (similar to pending Acrobat blue box support) required.

Acrobat platform:
- Support for Acrobat 4.0.

- No plug-in support for viewing notes or some annotations in Acrobat Reader.
- No support for Acrobat 3.0 or 3.01.

Operation under Browsers:
- Type/vendor of browser parent to Remark.
- Will only test with Netscape and Microsoft Internet Explorer.
- Use the Acrobat HTTP stack when annotating documents within documents are opened from the web directly.
- Use the browser's HTTP stack when operating in the Browser window. -Web annotations will work in an external Acrobat window or within Acrobat.

Appearance Support:
- Design may depend on resolution of conflicts with annotation security requirements.
- Operation under Reader will be limited to display of some annotation icons. (Re:mark annotations will be hidden by default so no annotations will be shown in Reader).

Security:

- Re:mark annotation specific security will be retained.
- Encryption of secured Re:mark annotation data will be converted to RSA if required by "PDFLang"; will be independent of, and in addition to, Acrobat's document security.
- No special license agreement required for RSA.

User Interface:
- Adobe will provide specifications, necessary Acrobat SDK extensions to support required enhancements to Re:mark.
- Only Acrobat tool bar and menu items need to be updated; Re:mark dialog okay as is.
- New Selection Server support will be added if appropriate.

Re:mark product changes:
- Support for current Re:mark Text and Sound annotations will be removed.
- Re:mark Rendering operation will be updated to be more consistent with Notes summary; Adobe will provide technical support.


COST ESTIMATION

Infodata estimates the total effort required to develop the above features (Alpha Version - feature complete version) to be 133 person weeks (not including the Adobe engineer).

Infodata further estimates the effort required during the Alpha Version and Beta Version stages of development to be 52 person weeks (not including the Adobe engineer). This estimate is based on the Alpha Version and Beta Version stages lasting for a total period of six months (January through June).

Infodata will provide all of these services on a time and materials basis at a substantially reduced rate of $85 per man-hour. This substantially reduced rate will be valid until June 30, 1998. Based on this rate, and the estimates provided above, the total cost (Service Fee) to deliver a complete version of Re:mark is approximately $729,000, and the project fee shall not exceed this $729,000 unless Adobe materially revises the specifications of the Modifications and the parties mutually agree to revise the Service Fee.

DELIVERY SCHEDULE

Based on a start date of October 24, 1997 and the above-listed assumptions, Infodata anticipates delivery of the above-described enhancements by the Alpha (feature-complete) date requested by Adobe of January 31, 1998. Infodata will provide a weekly Project report to Adobe's Project Manager and identify any delays or "red flags" as early in the development process as possible.


SERVICE FEES

Adobe shall pay the Service Fee in installments based upon calendar dates and/or the successful completion of certain milestones:

(i)      $100,000 pavable upon signing of the Letter of Intent;
(ii)     $125,000 payable on November 30, 1997;
(iii)    $125,000 payable on December 31, 1997;
(iv)     $125,000 payable on January 31, 1997;
(v) $125,000 payable upon Adobe's acceptance of the Alpha Version of the Modified Re:mark Software;
(vi) $129,000 (or the remaining Service Fee, if the Service Fee was revised by agreement of the parties) paid upon Adobe's acceptance of the Release Candidate of the Modified Re:mark Software.


SERVICE FEE REDUCTION

If Infodata fails to deliver the Modifications and the Alpha Version of the Modified Re:mark Software by February 10, 1998 (through no delay or fault of Adobe's), the Service Fee payment due upon acceptance of the Alpha Version ($125,000) shall be reduced by 10% ($12,500).


ACCEPTANCE PROCEDURES

Upon receipt of any deliverables by Infodata (e.g., Alpha Version, Beta Version, Release Candidate), Adobe will test and accept or reject such deliverables within two weeks of its receipt. If any release of the Modifications or Modified Re:mark Software fails to meet any of the requirements in the Modification Plan or in the event that Infodata fails to provide the deliverable in accordance with the schedule provided within the Modification Plan, Adobe shall notify Infodata in writing, and Infodata shall have an additional fourteen (14) calendar days (the

"Correction Period") in which to correct or modify the deliverables to meet the requirements or to provide the deliverables, and to resubmit or submit such deliverables to Adobe for testing. If the deliverables fail to meet the requirements at the end of the Correction Period, then at Adobe's option, (1) the Correction Period may be extended as may be agreed by the parties, (2) Adobe may terminate the applicable Consulting Agreement or the Agreement or (3) Adobe may supply, correct or complete the deliverable item and either deduct an amount equal to Adobe's fully-burdened costs (including without limitation direct internal labor and fringe benefits and any sums, including royalties, paid to third parties) from any payments due to Infodata or receive a refund from lnfodata for such costs up to the total amount of the Service Fee paid by Adobe hereunder. For the purpose of calculating Adobe's fully-burdened costs pursuant to subsection (3) of this paragraph, internal labor costs shall be expensed at a rate of $85 per man-hour. Adobe's fully-burdened costs shall be base If Adobe does not notify Infodata in writing of its rejection of a deliverable within two weeks of its receipt by Adobe, then Adobe shall be deemed to have accepted such deliverables.


ADOBE REQUIREMENTS

In connection with the development undertaken by Infodata pursuant to this Modification Plan, Adobe shall undertake the following:


1. Adobe will extend the FDF format of Acrobat to support an annotation creation feature.

2. Adobe will provide technical assistance to Infodata engineers in implementing the Summarize Notes feature, particularly with respect to Acrobat double byte text annotations.

3. Adobe will generate the Localization Kit to assist in the localization of the Modified Re:mark Software.

4. Adobe will perform the translation of Re:mark strings to all other languages besides English

5. Adobe will extend the FDF toolkit to support "annotations" to support Import and Export of Re:mark annotations in the FDF format.

6. Adobe will provide one senior engineer to work on the Modifications from the agreed upon start date of this project till the release of Acrobat 4.0.

7. Adobe will provide engineering assistance in making Re:mark dialog boxes run under Netscape and Internet Explorer browsers.

8. Adobe will provide technical assistance as necessary to Infodata to help get approval of the Re:mark internal format (including Annotation Security) from the "PDFLang" committee.

9. Adobe will provide Infodata standard third-party access to certain engineering servers, subject to written agreement and a specified level of access.

10. Acrobat's HTTP stack will, at a minimum, support HTTP 1.1 State Management (cookies) (EFS).

                                    EXHIBIT B

                           ADOBE SYSTEMS INCORPORATED
                        INSIDER TRADING POLICY STATEMENT


A.       PURPOSE.

         The purpose of this insider trading policy statement is to establish guidelines to ensure that all Adobe employees and contractors and the corporation itself comply with laws prohibiting trading in stock by persons having knowledge of material non-public information ("Insider Information"). Employees or contractors who trade on Insider Information (or tip information to others) can be personally liable for damages totaling up to three times the profits made or loss avoided by the individual trading with inside information. Insider trading is also a crime which can result in a fine (no matter how small the profit) of up to one million dollars and a jail term of up to ten years.

         Example: The SEC charged a secretary and her husband with securities fraud. The secretary told her husband that her employer was about to acquire another company. Her husband bought stock of the target company before the public announcement and then sold the stock for a profit of about $25,000. The couple signed a consent decree with the SEC, gave up the $25,000 profit and paid a $10,000 penalty.

         REMEMBER, the above penalties apply whether or not you benefit from another's actions. For example, the SEC investigated the spouse of Genentech's president in 1991. The spouse learned that a controlling interest in Genentech would soon be acquired by Roche and she told her brother that "good things were about to happen" and he should "buy Genentech stock now." Even though she did not trade on the information, she paid a penalty of $162,000 for tipping her brother, and her brother had to give up the profits and pay a criminal fine.

B.       TRADING WHILE IN POSSESSION OF INSIDER INFORMATION.

         No employee or contractor in possession of Insider Information should trade in Adobe stock from the time he/she obtains such Insider Information until the third business day following a press release of such Insider Information by Adobe. For example, if the press release goes on the Businesswire Tuesday before the stock market opens, trading cannot occur until Thursday morning. If the press release goes out after the stock market closes on Tuesday, trading cannot occur until Friday morning when the market reopens.

         If you have any concerns about whether you are in possession of information which falls within the definition of Insider Information, or if you are in a sensitive position within Adobe, you should contact Adobe's Vice President of Finance, or Colleen Pouliot, Adobe's General Counsel, before you buy or sell Adobe stock. This will ensure that employees or contractors unaware of a particular piece of information do not give the appearance of improperly trading in Adobe stock.

         If you have received Insider Information, you should not disclose this information to anyone outside of Adobe. You also should not disclose this information, in writing or casually, to any other Adobe employee or contractor unless that employee or contractor has a need to know the information in order to perform his or her job. When you provide Insider Information to an Adobe employee or contractor, you should inform him or her that it is Insider Information and that the employee or contractor is restricted from trading in Adobe stock until the third business day following a press release of such information by Adobe. You should also notify Adobe's General Counsel of any Adobe employee or contractor who receives Insider Information.

C.       POLICY STATEMENT.

         Employees or contractors of Adobe should not buy or sell Adobe stock or options while in the possession of Insider Information. Employees or contractors also should not (1) reveal Insider Information to third parties for the purpose of assisting their trading activities or, (2) make buy or sell recommendations to third parties based upon such Insider Information. Employees or contractors who knowingly trade Adobe stock while in the possession of Insider Information will be subject to appropriate disciplinary action.

         In order to avoid placing employees or contractors in a position in which they are prevented from trading Insider Information should be limited to a small group of employees who "need to know such information in order to perform their jobs." If, however, Adobe management becomes aware that Insider Information has been leaked widely within Adobe, then Adobe management will impose a ban on trading for all employees and contractors.

         In order to avoid selective disclosure of Insider Information to parties outside of Adobe, employees or contractors should refer any requests for financial information or financial projections to the Vice President of Finance and/or John Warnock. This includes requests by analysts or others to corroborate their financial projections for Adobe. Other inquiries from the investing community or the press should be referred to, or cleared by, Director of Corporate Communications, in order to ensure that Insider Information is not inadvertently disclosed. Product managers for each of the Adobe products should of course feel free to discuss any non-confidential matters relating to their products with the press and others.

D.       WHO IS AN INSIDER?

         An Insider is anyone who possesses Insider Information.

         Example: An OEM Business Manager knows that Adobe has signed an OEM agreement with a potentially significant customer. Prior to public announcement of the relationship, the OEM Business Manager is an Insider because of his/her knowledge of the existence of this material, new OEM.

         Example: Adobe holds a company meeting on the day quarterly earnings results are publicly announced. The employees are Insiders until the third business day after the results are released (See Paragraph B ("Trading, While in Possession of Insider Information") above).

E.       DEFINITION OF INSIDER INFORMATION.

         Insider Information means material information which has not been disclosed to the public that has a substantial likelihood of affecting a reasonable investor's decision to buy, sell, or hold Adobe's securities or that would significantly affect the market price of Adobe's securities.

         Examples of Insider Information:

         - negotiation and/or execution of an OEM contract with a potentially significant, unannounced customer or loss of a significant OEM

         - quarterly or annual financial results of Adobe as a whole or the financial results of either the Systems Division or the Application Products Division before they are announced

         -        major new announced products

         -        unannounced dividend information

         -        unannounced stock splits

         -        unannounced major financing

         -        unannounced significant personnel changes

         -        unannounced significant acquisitions or dispositions of assets

         -        unannounced significant litigation

         The materiality of preliminary merger negotiations depends upon a balancing of the probability that the transaction will occur and its significance to Adobe.

F.       INTERPRETATION.

         If you have questions about the scope or application of this Policy Statement, please see Colleen Pouliot, Adobe's General Counsel.

                                    EXHIBIT B

                    DESCRIPTION OF MODIFIED RE:MARK SOFTWARE


RESIDUAL RE:MARK SOFTWARE

All portions of the Modified Re:mark Software, including Documentation, other than the Common Shared Library and the Grammar Calls, which are described below.

COMMON SHARED LIBRARY

The Common Shared Library consists of the following four libraries: Y, Z2, Plugin, and PluginUI.

GRAMMAR CALLS

VFC GRAMMAR SERVICES OVERVIEW

The vfcWebAPGrammar includes the use of five (5) standard VFC Service Classes and their related thirteen (13) Services, as described below. The five standard VFC Service Classes and their related thirteen Services will be renamed by Adobe and Infodata to a mutually agreed upon set of names no later than January 26, 1998.

         1. vfcObject -- Refers to a generic object in the repository, such as a container or a document.

         2.       vfcContainer -- Refers to an object that can contain other
VfcObjects.

         3.       VfcDocument -- Refers to a document in the repository.

         4. VfcAnnotation -- Refers to a set of individual annotations to a document, collected by their author, in the repository.

         5. vfcSession -- Refers to session-oriented controls, such as users, groups, etc., actively in the service provider's system. These controls are normally used to assign permissions.

The related Services supported for each VFC Service Class are categorized by their generality into three (3) categories:

1.       Global Services
2.       Annotation Services
3.       Publishing Services

Please note that implementing the Publishing Services is optional for a service provider.

The Services are summarized below, and will be described in detail in the following sections. The Services are expressed in the form --

SERVICECLASS::SERVICE where

- SERVICE CLASS represents one of the Service Classes listed above; and

- SERVICE represents one of the Services related to that Service Class, as listed below.

Global Services

1. vfcContainer::browse -- This service is used to traverse (navigate) a service provider's repository.

2. vfcObject::execCmd -- This service is used to pass a miscellaneous command to the HTTP-bound service provider for execution. Its content are entirely dictated by the HTTP-bound service provider, and are passed intact.

3. vfcSession::getGroups -- This service is used to retrieve the names of all the user groups actively in the service provider's environment.

4. vfcSession::getUsers -- This service is used to retrieve the names of all the users actively in the service provider's environment.

Annotation Services

1. vfcAnnotation::create -- This service is used to create (store) a collection of individual annotations by a specific author for a specific document as a single annotation object in the service provider's repository.

2. vfcAnnotation::get -- This service is used to retrieve an annotation object by a specific author associated with a specific document.

3. vfcAnnotation::getList -- This service is used to retrieve a list of annotation objects (by various authors) associated with a specific document.

4. vfcAnnotation::remove -- This service is used to remove an annotation object by a specific author associated with a specific document.

5. vfcAnnotation::replace -- This service is used to replace an annotation object by a specific author associated with a specific document.

Publishing Services (Optional)

1. vfcDocument::create -- This service is used to create a document in the service provider's repository.

2. vfcDocument::getNative -- This service is used to retrieve the contents of a document.

3. vfcDocument::remove -- This service is used to remove an existing document from a service provider's repository.

4. vfcDocument::replace -- This service is used to replace a document in the service provider's repository.

                                    EXHIBIT C

                    ADOBE - INFODATA CROSS LICENSE AGREEMENT

Adobe Systems Incorporate
End User License Agreement


PLEASE SIGN AND RETURN ANY ACCOMPANYING REGISTRATION FOR TO RECEIVE REGISTRATION BENEFITS

NOTICE TO USER:
THIS IS A CONTRACT. BY OPENING THIS PACKAGE YOU ACCEPT ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT. If you do not agree with the terms and conditions of this Agreement, return this media envelope, UNOPENED, along with the rest of the package, to Adobe Systems Incorporated ("Adobe") or the location where you obtained it.

This package contains software ("Software") and related explanatory written materials ("Documentation"). The term "Software" shall also include any upgrades, modified versions, updates, additions, and copies of the Software licensed to you by Adobe. Adobe grants to you a nonexclusive license to use the Software and Documentation, provided that you agree to the following:

1.    USE OF THE SOFTWARE.
      You may--

- Install the Software in a single location on a hard disk or other storage device of up to the number of computers indicated in the upper right hand corner ("Permitted Number of Computers") of this Agreement.

- Provided the Software is configured for network use, install and use the Software on a single file server for use on a single local area network for either (but not both) of the following purposes:

(1) permanent installation onto a hard disk or other storage device of up to the Permitted Number of Computers; or

(2) use of the Software over such network, provided the number of different computers on which the Software is used does not exceed the Permitted Number of Computers. For example, if there are 100 computers connected to the server, with no more than 15 computers ever using the Software concurrently, but the Software will be used on 25 different computers at various times, the Permitted Number of Computers for which you need a license is 25.

- Make one backup copy of the Software, provided your backup copy is not installed or used on any computer.

HOME USE. The primary user of each computer on which the Software is installed or used may also install the Software on one home or portable computer.

However, the Software may not be used on the secondary computer by another person at the same time the Software on the primary computer is being used. FONT SOFTWARE. If the Software includes font software, you may

- Use the font software as described above on the Permitted Number of Computers and output such font software on any output devices connected to such computers.

- If the Number of Permitted Computers is five or fewer, download the font software to the memory (hard disk or RAM) of one output device connected to at least one of such computers for the purpose of having such font software remain resident in the output device, and of one additional such output device for every multiple of five represented by the Number of Permitted Computers.

- Take a copy of the font(s) you have used for a particular file to a commercial printer or other service bureau, and such service bureau may use the font(s) to process your file, provided such service bureau has informed you that it has purchased or been granted a license to use that particular font software.

- Convert and install the font software into another format for use in other environments, subject to the following conditions: A computer on which the converted font software is used or installed shall be considered as one of your Permitted Number of Computers. You agree that use of the font software you have converted shall be pursuant to all the terms and conditions of this Agreement, that such font software may be used only for your own customary internal business or personal use and that such font software may not be distributed or transferred for any purpose, except in accordance with Paragraph 3 below.

2. COPYRIGHT. The Software is owned by Adobe and its suppliers, and its structure, organization and code are the valuable trade secrets of Adobe and its suppliers. The Software is also protected by United States Copyright Law and International Treaty provisions. You must treat the Software just as you would any other copyrighted material, such as a book. You may not copy the Software or the Documentation, except as set forth in the "Use of the Software" section. Any copies that you are permitted to make pursuant to this Agreement must contain the same copyright and other proprietary notices that appear on or in the Software. Except for font software converted to other formats as permitted in the "Use of the Software" section, you agree not to modify, adapt or translate the Software. You also agree not to reverse engineer, decompile, disassemble or otherwise attempt to discover the source code of the Software. Trademarks shall be used in accordance with accepted trademark practice, including identification of trademark owner's name. Trademarks can only be used to identify printed output produced by the Software. Such use of any trademark does not give you any rights of ownership in that trademark. Except as stated above, this Agreement does not grant you any intellectual property rights in the Software.

3. TRANSFER. You may not rent, lease, sublicense or lend the Software or Documentation. You may, however, transfer all your rights to use the Software to another person or legal entity provided that you transfer this Agreement, the Software, including all copies, updates and prior versions and all copies of font software converted into other formats, and all Documentation to such person or entity and that you retain no copies, including copies stored on a computer.

4. MULTIPLE ENVIRONMENT SOFTWARE/MULTIPLE LANGUAGE MEDIA SOFTWARE/MULTIPLE COPIES/UPGRADES. If this package contains, or, in connection with the acquisition of the Software contained in this package you receive, two or more operating environment versions of the Software (e.g. Macintosh(R) and Windows(R)), two or more language translation versions of the Software, the same Software on two or more media (e.g., diskettes and a CD-ROM), and/or you otherwise receive two or more copies of the Software, the total aggregate number of computers on which all versions of the Software are used may not exceed the Permitted Number of Computers. You may make one back-up copy, in accordance with the terms of this Agreement, for each version of the Software you use. You may not rent, lease, sublicense, lend or transfer versions or copies of the Software you do not use, or Software contained on any unused media, except as part of the permanent transfer of all Software and Documentation as described above. If you acquire an upgrade or update for Software, you may use the previous version for ninety (90) days after you receive the new version in order to assist you in the transition to the new version, after which time you no longer have a license to use the previous version, and all copies thereof, including copies installed on computers, must be destroyed.

5. LIMITED WARRANTY. Adobe warrants to you that the Software will perform substantially in accordance with the Documentation for the ninety (90) day period following your receipt of the Software. This warranty does not apply to font software converted into other formats. To make a warranty claim, you must return the Software to the location where you obtained it along with a copy of your sales receipt within such ninety (90) day period. If the Software does not perform substantially in accordance with the Documentation, the entire and exclusive liability and remedy shall be limited to either, at Adobe's option, the replacement of the Software or the refund of the license fee you paid for the Software. ADOBE AND ITS SUPPLIERS DO NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS YOU MAY OBTAIN BY USING THE SOFTWARE OR DOCUMENTATION. THE FOREGOING STATES THE SOLE AND EXCLUSIVE REMEDIES FOR ADOBE'S OR ITS SUPPLIERS' BREACH OF WARRANTY. EXCEPT FOR THE FOREGOING LIMITED WARRANTY, ADOBE AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO NONINFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. Some states or jurisdictions do not allow the exclusion of implied warranties or limitations on how long an implied warranty may last, so the above limitations may not apply to you. To the extent permissible, any implied warranties are limited to ninety
(90) days. This warranty gives you specific legal rights. You may have other rights which vary from state to state or jurisdiction to jurisdiction. For further warranty information, please contact Adobe's Customer Support Department.

6. LIMITATION OF LIABILITY. IN NO EVENT WILL ADOBE OR ITS SUPPLIERS BE LIABLE TO YOU FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING ANY LOST PROFITS OR LOST SAVINGS, EVEN IF AN ADOBE REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY. Some states or jurisdictions do not allow the exclusion or limitation of incidental, consequential or special damages, so the above limitations may not apply to you.

7. GOVERNING LAW AND GENERAL PROVISIONS. This Agreement will be governed by the laws in force in the State of California excluding the application of its conflict of law rules. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded. If any part of this Agreement is found void and unenforceable, it will not affect the validity of the balance of the Agreement, which shall remain valid and enforceable according to its terms. You agree that the Software will not be shipped, transferred or exported into any country or used in any manner prohibited by the United States Export Administration Act or any other export laws, restrictions or regulations. This Agreement shall automatically terminate upon failure by you to comply with its terms. This Agreement may only be modified in writing signed by an authorized officer of Adobe.

8. NOTICE TO GOVERNMENT END USERS. If this product is acquired under the terms of a: GSA contract- Use, reproduction or disclosure is subject to the restrictions set forth in the applicable ADP Schedule contract; DoD contract-Use, duplication or disclosure by the Government is subject to restrictions as set forth in subparagraph (c) (1) (ii) of 252.227-7013; Civilian agency contract- Use, reproduction, or disclosure is subject to 52.227-19 (a) through
(d) and restrictions set forth in the accompanying end user agreement.

      Unpublished-rights reserved under the copyright laws of the United States. Adobe Systems Incorporated, 345 Park Avenue, San Jose, CA 95110-2704.

Adobe is a trademark of Adobe Systems Incorporated. Mackintosh is a registered trademark of Apple Computer, Inc. Windows is a registered trademark of Microsoft Corporation.

                                    EXHIBIT D

            MASTER AGREEMENT FOR MUTUAL NON-DISCLOSURE OF INFORMATION

                           ADOBE SYSTEMS INCORPORATED

                                MASTER AGREEMENT
                                       FOR
                        MUTUAL DISCLOSURE OF INFORMATION

                  Effective Date:         04      /    04    /     96
                                        (Month         Day        Year)


      This Agreement governs the disclosure of information by and between Infodata Systems Inc. ________________ having a principal place of business or residing at 12150 Monument Drive, Suite 400, Fairfax, Virginia 22033 (the "Company") and Adobe Systems Incorporated and its subsidiaries and affiliates, having a principal place of business at 1585 Charleston Road, P.O. Box 7900, Mountain View, California 94039-7900 ("Adobe").

1. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of each of the parties, and includes, without limitation, their respective information concerning research, experimental work, development, designs details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

2. If the Confidential Information is contained in a writing, it will be marked as Confidential or proprietary information of the disclosing party. If the Confidential Information is disclosed orally or visually, it shall be identified as such at the time of disclosure and confirmed in a writing to the recipient within 30 days of such disclosure.

3. Each of the parties agrees that it will make use of, disseminate, or in any way disclose any Confidential Information of the other party to any person, firm or business, except to the extent necessary for negotiations, discussions, and consultants with personnel or authorized representatives of the other party and any purpose the other party may hereafter authorize in writing. Furthermore, the existence of any business discussions, negotiations or agreements in progress between the parties shall not be released to any form of public media without approval of both parties.

4. Each of the parties agrees that it shall disclose Confidential Information of the other party only to those of its employees who need to know such information and who have previously agreed, either as a condition to employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement.

5. Each of the parties agrees that it shall treat all Confidential Information of the other party with the same degree of care as it accords to its own Confidential Information, and each of the parties represents that it exercises reasonable care to protect its own Confidential Information.

6. Each of the parties agrees that it will not modify, reverse engineer, decompile, create other works from, or disassemble any software programs contained in the Confidential Information of the other party unless otherwise specified in writing by the disclosing party.

7. Each party's obligations under Paragraphs 3, 4, and 5 with respect to any portion of the other party's Confidential Information shall terminate when the party to whom Confidential Information was disclosed (the "Recipient") can document that: (a) it was in the public domain at the time it was communicated to the Recipient by the other party; (b) it entered the public domain subsequent to the time it was communicated to the Recipient by the other party through no fault of the Recipient; (c) it was in the Recipient's possession free of any obligation of confidence at the time it was communicated to the Recipient by the other party; (d) it was rightfully communicated to the Recipient's free of any obligation of confidence subsequent to the time it was communicated to the Recipient by the other party; (e) it. was developed by employees or agents of the Recipient independently of and without reference to any information communicated to the Recipient by the other party; (f) it was communicated by the other party to an unaffiliated third party free of any obligation of confidence; (g) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement; or
      (h) it was not legended as Confidential Information of the disclosing party and if disclosed orally or visually, it was not Identified as Confidential Information of the disclosing party at the time of such communication and followed by a writing within thirty (30) days of such disclosure.

8. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs and lists) furnished to one party by the other, and which are designated in writing to be the property of such party, shall remain the property of such party and shall be returned to it promptly at its request, together with any copies thereof.

9. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

10. Neither party acquires any licenses under any intellectual property rights of the other party under this Agreement

11. Neither party shall export, directly or indirectly, any technical data acquired from the other pursuant to this Agreement or any product utilizing any such data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.

12. Neither party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party.

13. This Agreement shall govern all communications between the parties that are made during the period from the effective date of this Agreement to the date on which either party receives from the other written notice that subsequent communications shall not be so governed, provided, however, that each party's obligations under Paragraphs 3, 4 and 5 with respect to Confidential Information of the other party which it has previously received shall continue unless and until terminated pursuant to Paragraph 7.

14. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

15. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

16. All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, telegram, telex, telecopier, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the end of this Agreement or such other address as either party may specify in writing. If notice is sent to Adobe, It shall be sent to the signatory, with a copy to its General Counsel.

      IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first written above.

"Adobe"                                   "Company"

ADOBE SYSTEMS INCORPORATED                        Infodata Systems Inc.
*Signature of officer is required         --------------------------------------

Signature: /s/ M. Bruce Nakao             Signature:/s/ Richard M. Tworek
           -------------------------               ----------------------------
Print                                     Print
Name:  M. Bruce Nakao                     Name: Richard M. Tworek
      ------------------------------            --------------------------------

Title: CFO                                Title: Senior Vice President
       -----------------------------             -------------------------------

1585 Charleston Road                      Address:  12150 Monument Drive
P.O. Box 7900                                       Suite 400
Mountain View, CA  94039-7900                       Fairfax Virginia 22033